Exhibit 99.1

Contacts:	Investors/Analysts Julie Prozeller FTI Consulting 212-850-5721 alliancedata@fticonsulting.com

Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Third-Quarter 2012 Results
●  Revenue Increases 8 Percent to $911 million
●  Core Earnings Increase 22 Percent to $154 million
●  Core EPS Increases 10 Percent to $2.37

Dallas, TX, October 18, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended September 30, 2012.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2012	2011	% Change

Revenue	$911	$845	8%
Net income	$120	$94	27%
Net income per diluted share	$1.84	$1.60	15%
Diluted shares outstanding	65.0	58.6	11%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$319	$283	13%
Adjusted EBITDA, net of funding costs	$289	$247	17%
Core earnings	$154	$127	22%
Core earnings per diluted share	$2.37	$2.16	10%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 8 percent to $911 million and adjusted EBITDA increased 13 percent to $319 million for the third quarter of 2012. Net income per diluted share (EPS) increased 15 percent to $1.84, and core earnings per diluted share (core EPS) increased 10 percent to $2.37 for the third quarter of 2012, exceeding the Company’s guidance of $2.18. Core EPS for the third quarter of 2012 included a net $0.03 benefit primarily from the release of a previously reserved tax liability due to resolution of the tax matter.

Diluted shares outstanding were 65.0 million for the third quarter of 2012, an increase of 6.4 million dilutive shares as compared to the third quarter of 2011. The increase was primarily attributable to a 3.9 million increase in ‘phantom shares,’ which are shares that the Company does not have to economically settle, and a 3.5 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “This was another stellar quarter for Alliance Data with high-single-digit revenue growth and double-digit adjusted EBITDA and core EPS growth. The growth in core EPS was achieved despite a double-digit increase in diluted share count largely due to phantom shares.”

“Private Label continues to crush it with mid-teens growth in both revenue and adjusted EBITDA driven by robust growth in the credit card portfolio. Importantly, portfolio growth stems from both strong core cardholder spending and new programs added over the last 12 months. Looking forward into 2013, the pipeline of potential new business remains strong. LoyaltyOne® had a solid quarter with revenue and adjusted EBITDA up 5 percent excluding the unfavorable impact of foreign exchange translation rates and losses attributable to international expansion efforts. At the AIR MILES® Reward Program, miles issued were flat compared to last year, primarily due to the timing of promotions by several key sponsors. We expect issuances to rebound to the mid-single-digit range in the fourth quarter. Epsilon had a mixed quarter with revenue down a disappointing 3 percent but adjusted EBITDA up 10 percent. Revenue was pressured by weakness in the pharmaceutical vertical and a temporary pullback by one of Epsilon’s largest clients. Conversely, the ‘lull’ in topline growth provided a window to drive operational efficiencies, propelling EBITDA margins to 27 percent for the quarter.

Heffernan continued, “As is our practice, we are providing initial guidance for 2013 today, which reflects our expectation for continued solid business momentum into 2013.  It should be no surprise as it is consistent with our long-term targets – high-single-digit revenue growth coupled with double-digit increases in adjusted EBITDA and core EPS. Full details are provided later.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $6 million, or 3 percent, to $216 million for the third quarter of 2012. Unfavorable exchange rates lowered revenue by $3 million, or 2 percent, compared to the third quarter of 2011. Adjusted EBITDA was $60 million, up 1 percent compared to the third quarter of 2011. Excluding the impact of unfavorable Canadian exchange rates ($1 million) and higher operating losses associated with international expansion in Brazil and India ($2 million), adjusted EBITDA increased 5 percent for the third quarter of 2012.

AIR MILES reward miles issued were down 1 percent compared to the third quarter of 2011, primarily due to the timing of promotions by several key sponsors. AIR MILES reward miles redeemed increased 2 percent during the third quarter of 2012 compared to the prior year quarter. As expected, redemption activity moderated during the third quarter of 2012 as the current period redemption rate fell to 73 percent, approximating activity levels prior to the announcement late in 2011 of the five-year expiry policy.

A new instant reward program, AIR MILES Cash, was added to the AIR MILES Reward Program during the first quarter of 2012. To date, approximately 850,000 collectors have enrolled in the program, which is being offered at five sponsors. The Company expects to expand the program to as many as seven sponsors by the end of 2012, with a focus on high-frequency retail sponsors. The timing of the rollout is dictated by point of sale programming changes required on the part of the sponsors.

During the quarter, LoyaltyOne signed a new agreement with Michaels of Canada, a wholly-owned subsidiary of Michaels Stores, Inc., to issue AIR MILES reward miles across multiple Canadian provinces. International expansion efforts continue on track as the dotz coalition loyalty program in Brazil, in which the Company has a 37 percent ownership interest, ended the third quarter with over 4.5 million collectors, ahead of the Company’s year-end target. Currently in four markets, dotz plans to enter two additional markets during the fourth quarter of 2012.

Epsilon: Revenue for the segment decreased $8 million, or 3 percent, to $241 million for the third quarter of 2012. By line of business, database/digital revenue decreased 2 percent to $106 million for the third quarter of 2012, primarily due to weakness in the healthcare/pharmaceutical vertical. Data revenue was down 1 percent to $51 million for the third quarter of 2012, with solid performance in compiled offerings offset by some softness in the cooperative data offering for the B-to-B vertical. Agency/analytics revenue decreased 5 percent to $85 million for the third quarter of 2012, primarily due to a temporary pullback by one client.

Adjusted EBITDA increased 10 percent to $64 million for the third quarter of 2012. Adjusted EBITDA margin was 27 percent for the third quarter of 2012, up over 300 basis points compared to the prior year quarter, driven by operational efficiencies derived from the restructuring of Epsilon to a unified go-to-market strategy aligning all sales and client services associates into industry verticals. This restructuring unifies Epsilon’s diverse offerings and simplifies service delivery in order to maximize benefits to clients as well as the identification and capture of growth opportunities within clients.

Overall, Epsilon’s third-quarter results reflect the anticipated slowing of revenue growth during the back half of 2012 as weaknesses in the areas discussed above overlapped delays in closing pipeline opportunities early in the year, creating a lag effect in revenue. Signings have since increased leading to a stronger year-to-date backlog than the same period last year with wins across key verticals including auto, financial services and telco.

During the quarter, Epsilon announced a new multi-year agreement to provide database hosting services to Guideposts, a national nonprofit organization and publisher of multiple print and online periodicals and books of inspirational and faith-based content. Epsilon also signed a multi-year renewal agreement with Brookstone, a nationwide specialty retailer with over 300 stores offering an assortment of consumer products.

Private Label Services and Credit: Revenue for the segment increased $67 million, or 17 percent, to $456 million for the third quarter of 2012. Net finance charge income increased $69 million, or 19 percent, driven by a 26 percent increase in average credit card receivables, while transaction revenue decreased $2 million, or 9 percent, due in part to rebates paid to certain clients. Gross yield for the third quarter of 2012 was 28 percent, down 170 basis points from the prior year quarter due to the on-boarding of new portfolios and the accounting treatment associated therewith.

Adjusted EBITDA, net of funding costs, increased 21 percent to $184 million for the third quarter of 2012, boosted by strong revenue growth and lower funding costs. Despite declining principal charge-off rates, the provision for loan loss expense increased 15 percent to $81 million for the third quarter of 2012, a result of the substantial build in credit card receivables. Portfolio funding costs decreased $6 million to $30 million for the third quarter of 2012. Excluding non-cash mark-to-market gains on interest rate derivatives, the cash funding rate was 2.5 percent for the third quarter of 2012, down from 3.7 percent for the third quarter of 2011.

Credit sales increased 40 percent compared to the third quarter of 2011, a result of double-digit increases in core cardholder spending coupled with new programs added over the last 12 months. Credit card receivables were $6.6 billion at September 30, 2012, up 32 percent compared to September 30, 2011. The allowance for loan loss reserve was

$449 million, or 6.8 percent of ending receivables, at September 30, 2012 compared to $449 million, or 9.0 percent of ending receivables, at September 30, 2011. Credit trends improved during the third quarter of 2012 as the principal charge-off rate dropped to 4.3 percent compared to 6.0 percent in the prior year quarter. Delinquency rates also improved to 4.3 percent of principal receivables at September 30, 2012, down from 4.9 percent at September 30, 2011.

Private Label recently reached an agreement to provide private label credit card services for multichannel retailer The Talbots, Inc. and acquired its $145 million private label credit card portfolio. Private Label also closed on the $450 million acquisition of the private label credit card portfolio of The Bon-Ton Stores, Inc. during the third quarter of 2012. In addition, Private Label recently signed new multi-year agreements to create and manage turnkey private label, co-brand, and commercial credit card programs for True Value Company, provide comprehensive co-brand credit card services for Westgate Resorts, the largest privately held developer in the vacation ownership industry, and to provide a private label credit card program for Ideal Image, a leader among laser hair removal centers. Three long-term renewal agreements were signed during the quarter, including Samuels Jewelers, Inc., a top-5 U.S. Jewelry retailer, Stage Stores, a leading retailer of moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family, and Crate and Barrel, a leading home furnishings retailer.

2012 Outlook

The Company is raising 2012 guidance for revenue from $3.5 billion to $3.6 billion, a 13 percent increase compared to 2011, and core earnings from $542 million to $554 million, a 26 percent increase compared to 2011. The Company is also increasing guidance for core EPS from $8.45 to $8.60, a 13 percent increase compared to 2011. Based upon the projected average Alliance Data share price for 2012, the Company has increased its estimate for diluted shares outstanding to 64.4 million, an 11 percent increase compared to 2011. This share count assumes approximately 8.8 million phantom shares compared to 4.6 million phantom shares in 2011.

Expectations by business segment for the fourth quarter of 2012 are:

•
LoyaltyOne: mid-single-digit revenue growth and mid-teens adjusted EBITDA growth compared to the fourth quarter of 2011. Miles issued are expected to increase in the mid-single-digits while miles redeemed are expected to decrease in the low-single-digits compared to the fourth quarter of 2011, dropping the current period redemption rate in the mid-60 percent range.

•
Epsilon: flat revenue growth due to ‘air-pocket’ created by weakness in the pharmaceutical vertical and at a top-5 client. Mid-single-digit adjusted EBITDA growth is expected compared to the fourth quarter of 2011 (low-double-digit growth, excluding approximately $3 million of non-recurring infrastructure costs).

•
Private Label: approximately 20 percent revenue growth and mid-teens adjusted EBITDA, net of funding costs growth compared to the fourth quarter of 2011. Average credit card receivables are expected to increase mid-20 percent compared to the fourth quarter of 2011, while ending credit card receivables are expected to increase mid-20 percent compared to December 31, 2011. Principal charge-off rates are expected to be in the mid-5 percent range on a normalized basis, reflecting normal seasonal trends.

2013 Guidance

The Company’s initial guidance for 2013 is based on current market trends and excludes any benefit from potentially significant acquisitions. Guidance will be refined as necessary as 2013 unfolds. Initial consolidated guidance for 2013:

•	Revenue up 8 percent to $3.9 billion;
•	Adjusted EBITDA up 10 percent to $1.3 billion;
•	EPS up 12 percent to $7.31;
•	Core EPS up 10 percent to $9.50; and
•	Diluted share count of 64.8 million based upon the current Alliance Data share price.

Expectations by business segment for 2013 are:

•
LoyaltyOne: mid-single-digit revenue growth and high-single-digit adjusted EBITDA growth. Miles issued are expected to increase in the mid-single-digits while miles redeemed are expected to be flat compared to 2012, yielding a 2013 redemption rate in the low-70 percent range. The joint venture in Brazil, dotz, is expected to be EPS neutral in 2013.

•	Epsilon: high-single-digit revenue and adjusted EBITDA growth. Adjusted EBITDA margins are expected to increase to the mid-20 percent range.
•
Private Label: double-digit growth in revenue and adjusted EBITDA, net of funding costs. Average credit card receivables are expected to increase in the mid-teens, excluding any significant portfolio acquisitions that may be signed during 2013. Charge-off rates are expected to increase slightly to the mid-5 percent range, but remain well below the long-term norm of 6 to 6.5 percent. Cash funding rates are expected to improve approximately 20 basis points.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, October 18, 2012 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2012 third-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “34902613”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on November 1, 2012.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$911.5	$844.8	$2,669.5	$2,325.7
Operating expenses:
Cost of operations	524.0	503.3	1,608.9	1,381.0
Provision for loan loss	81.3	70.6	183.1	198.7
Depreciation and amortization	41.7	43.2	119.9	114.6
Total operating expenses	647.0	617.1	1,911.9	1,694.3
Operating income	264.5	227.7	757.6	631.4
Interest expense, net:
Securitization funding costs	23.3	30.3	68.1	96.3
Interest expense on deposits	6.8	5.6	18.7	16.8
Interest expense on long-term and other debt, net	44.3	38.4	126.2	111.5
Total interest expense, net	74.4	74.3	213.0	224.6
Income before income taxes	190.1	153.4	544.6	406.8
Income tax expense	70.6	59.4	206.0	157.4
Net income	$119.5	$94.0	$338.6	$249.4

Per share data:
Basic – Net income	$2.39	$1.86	$6.76	$4.89

Diluted – Net income	$1.84	$1.60	$5.33	$4.35

Weighted average shares outstanding – basic	49.9	50.6	50.1	50.9
Weighted average shares outstanding – diluted	65.0	58.6	63.5	57.4

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of September 30, 2012	As of December 31, 2011
ASSETS
Cash and cash equivalents	$766.3	$216.2
Credit card receivables, net	6,130.8	5,197.7
Redemption settlement assets	495.7	515.8
Intangible assets, net	403.1	383.6
Goodwill	1,458.7	1,449.4
Other assets	1,157.7	1,217.5
Total assets	$10,412.3	$8,980.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,234.1	$1,226.4
Deposits	1,835.7	1,353.8
Asset-backed securities debt – owed to securitization investors	3,515.1	3,260.3
Debt	2,443.4	2,183.5
Other liabilities	891.5	780.2
Total liabilities	9,919.8	8,804.2
Stockholders' equity	492.5	176.0
Total liabilities and stockholders’ equity	$10,412.3	$8,980.2

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$338.6	$249.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119.9	114.6
Deferred income taxes	76.4	(0.2)
Provision for loan loss	183.1	198.7
Non-cash stock compensation	37.6	32.5
Amortization of discount on convertible senior notes	60.9	54.5
Change in operating assets and liabilities, net of acquisitions	83.7	142.6
Other	(38.1)	(29.6)
Net cash provided by operating activities	862.1	762.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	41.9	4.4
Change in restricted cash	(43.9)	98.4
Change in credit card receivables	(418.5)	160.6
Purchase of credit card receivables	(780.2)	(42.7)
Capital expenditures	(77.3)	(48.5)
Payments for acquired businesses, net of cash acquired	–	(359.1)
Change in cash collateral, restricted	101.5	(468.7)
Other	(12.1)	(86.2)
Net cash used in investing activities	(1,188.6)	(741.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	699.5	2,858.5
Repayments of borrowings	(500.4)	(2,524.7)
Issuances of deposits	1,185.0	842.5
Repayments of deposits	(703.1)	(332.6)
Borrowings from asset-backed securities	1,673.0	1,126.9
Repayments/maturities of asset-backed securities	(1,418.2)	(1,703.7)
Proceeds from issuance of common stock	15.1	22.9
Purchase of treasury shares	(65.4)	(186.3)
Other	(15.7)	(19.2)
Net cash provided by financing activities	869.8	84.3
Effect of exchange rate changes on cash and cash equivalents	6.8	(4.5)
Change in cash and cash equivalents	550.1	100.5
Cash and cash equivalents at beginning of period	216.2	139.1
Cash and cash equivalents at end of period	$766.3	$239.6

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
Segment Revenue:
LoyaltyOne	$215.7	$209.7	3%	$703.0	$630.5	12%
Epsilon	240.8	248.3	(3)%	704.2	592.5	19%
Private Label Services and Credit	455.9	389.1	17%	1,265.8	1,108.7	14%
Corporate/Other	0.1	0.2	nm	0.3	0.9	nm
Intersegment Eliminations	(1.0)	(2.5)	nm	(3.8)	(6.9)	nm
	$911.5	$844.8	8%	$2,669.5	$2,325.7	15%

Segment Adjusted EBITDA:
LoyaltyOne	$60.3	$59.9	1%	$179.3	$171.1	5%
Epsilon	64.2	58.5	10%	152.8	131.5	16%
Private Label Services and Credit	214.5	187.7	14%	645.0	534.7	21%
Corporate/Other	(20.4)	(21.6)	(5)%	(62.0)	(54.5)	14%
Intersegment Eliminations	–	(1.3)	nm	–	(4.3)	nm
	$318.6	$283.2	13%	$915.1	$778.5	18%

Key Performance Indicators:
Private Label statements generated	43.1	35.3	22%	119.0	104.8	14%
Average receivables	$6,121.4	$4,859.4	26%	$5,636.8	$4,892.2	15%
Credit sales	$3,149.4	$2,245.7	40%	$8,363.0	$6,624.8	26%
AIR MILES reward miles issued	1,212.5	1,222.7	(1)%	3,758.7	3,552.9	6%
AIR MILES reward miles redeemed	885.6	869.8	2%	3,160.2	2,675.4	18%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2012	2011	2012	2011
Net income	$119.5	$94.0	$338.6	$249.4
Income tax expense	70.6	59.4	206.0	157.4
Total interest expense, net	74.4	74.3	213.0	224.6
Depreciation and other amortization	18.7	20.3	54.9	53.9
Amortization of purchased intangibles	23.0	22.9	65.0	60.7
EBITDA	306.2	270.9	877.5	746.0
Stock compensation expense	12.4	12.3	37.6	32.5
Adjusted EBITDA	$318.6	$283.2	$915.1	$778.5
Less: funding costs (1)	(30.1)	(35.9)	(86.8)	(113.1)
Adjusted EBITDA, net of funding costs	$288.5	$247.3	$828.3	$665.4

Core Earnings:
Net income	$119.5	$94.0	$338.6	$249.4
Add back non-cash non-operating items:
Stock compensation expense	12.4	12.3	37.6	32.5
Amortization of purchased intangibles	23.0	22.9	65.0	60.7
Non-cash interest expense (2)	25.4	24.8	72.4	74.8
Non-cash mark-to-market gain on interest rate derivatives	(7.5)	(8.5)	(22.7)	(23.1)
Income tax effect (3)	(18.6)	(18.9)	(54.2)	(53.3)
Core earnings	$154.2	$126.6	$436.7	$341.0

Weighted average shares outstanding – diluted	65.0	58.6	63.5	57.4
Core earnings per share – diluted	$2.37	$2.16	$6.87	$5.94

(1)	Represents interest expense on deposits and securitization funding costs.

(2)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.

(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended September 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$53.1	$4.8	$2.4	$60.3
Epsilon	35.9	24.8	3.5	64.2
Private Label Services and Credit	200.8	11.3	2.4	214.5
Corporate/Other	(25.3)	0.8	4.1	(20.4)
Intersegment Eliminations	–	–	–	–
	$264.5	$41.7	$12.4	$318.6

	Three Months Ended September 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$52.8	$5.1	$2.0	$59.9
Epsilon	29.9	24.9	3.7	58.5
Private Label Services and Credit	176.7	8.9	2.1	187.7
Corporate/Other	(30.4)	4.3	4.5	(21.6)
Intersegment Eliminations	(1.3)	–	–	(1.3)
	$227.7	$43.2	$12.3	$283.2

	Nine Months Ended September 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$157.6	$14.9	$6.8	$179.3
Epsilon	68.2	74.0	10.6	152.8
Private Label Services and Credit	609.9	28.6	6.5	645.0
Corporate/Other	(78.1)	2.4	13.7	(62.0)
Intersegment Eliminations	–	–	–	–
	$757.6	$119.9	$37.6	$915.1

	Nine Months Ended September 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$150.2	$15.5	$5.4	$171.1
Epsilon	57.2	65.5	8.8	131.5
Private Label Services and Credit	502.4	26.8	5.5	534.7
Corporate/Other	(74.1)	6.8	12.8	(54.5)
Intersegment Eliminations	(4.3)	–	–	(4.3)
	$631.4	$114.6	$32.5	$778.5

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.